SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2006 (May 17, 2006)

WesBanco, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	0-8467	55-0571723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (304) 234-9000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 17, 2006, WesBanco, Inc.’s (“WesBanco”) Compensation Committee approved the following actions:

New Executive Base Salaries
WesBanco’s Compensation Committee approved salary increases ranging from approximately 3.5% to 5.0% for each of the executive officers named below. The increases are effective as of May 24, 2006.

Officer	Title	New Base Salary
Paul M. Limbert	President and Chief Executive Officer	$326,000

Dennis G. Powell	Executive Vice President and Chief Operating Officer	$237,947

Robert H. Young	Executive Vice President and Chief Financial Officer	$219,601

Jerome B. Schmitt	Executive Vice President - Investments & Trusts	$209,960

Kristine N. Molnar	Executive Vice President - Lending	$195,821

Stock Option Awards
WesBanco’s Compensation Committee approved a 96,500 share stock option grant to selected participants, including certain named executive officers, under WesBanco’s Key Executive Incentive Bonus and Option Plan, adopted and approved by WesBanco’s Board of Directors on February 19, 1998, (“Incentive Plan”). The Incentive Plan was approved by WesBanco’s stockholders on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the plan to 1,000,000 shares on April 18, 2001. The stock option grants were effective as of May 17, 2006, at a grant price of $29.86, which was the closing price of the stock on May 16, 2006. The options vest in three increments of one-third each year, with the first one-third vesting on December 31, 2006, the second one-third vesting on December 31, 2007 and the final one-third vesting on December 31, 2008, with each annual vesting based on WesBanco achieving certain core earnings per share performance targets for each such annual period. If the options vest as scheduled, they expire ten years from the date of grant, or May 17, 2016.

The following table sets forth the individual awards to WesBanco’s named executive officers:

Officer	Title	Options Granted
Paul M. Limbert	President and Chief Executive Officer	6,000

Dennis G. Powell	Executive Vice President and Chief Operating Officer	5,000

Robert H. Young	Executive Vice President and Chief Financial Officer	4,000

Jerome B. Schmitt	Executive Vice President - Investments & Trusts	4,000

Kristine N. Molnar	Executive Vice President - Lending	4,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

May 19, 2006	/s/ Robert H. Young
Date	Robert H. Young
Executive Vice President & Chief
Financial Officer